Exhibit 10.5
FIBROCELL SCIENCE, INC.
405 Eagleview Boulevard
Exton, Pennsylvania 19341

September 12, 2019
CASTLE CREEK PHARMACEUTICAL HOLDINGS, INC.
CASTLE CREEK PHARMACEUTICALS, LLC

Re:    Agreement and Plan of Merger

Ladies and Gentlemen:
Reference is hereby made to the Agreement and Plan of Merger, executed contemporaneously herewith (the “Merger Agreement”), by and among Fibrocell Science, Inc., a Delaware corporation (the “Company”), Castle Creek Pharmaceutical Holdings, Inc., a Delaware corporation (“Parent”), and Castle Creek Merger Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, and on the terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. In consideration of the parties’ execution of the Merger Agreement, and in consideration of the mutual promises and agreements herein and therein made, the undersigned parties agree as follows:
1.Advancement of Funds under License Agreement. If the Closing (as defined in the Merger Agreement) of the Merger has not occurred on or before the date of the Payments Advance, then Parent shall, upon the Company’s written request made at any time on or after January 1, 2020 and prior to January 15, 2020, advance to the Company no later than January 31, 2020 funds in an amount not to exceed $3 million (the “Payments Advance”), representing certain future payments payable to the Company (which, for the avoidance of doubt, does not include any payments to be made by CCP (as defined below) for services previously performed by the Company) pursuant to that certain Co-Development and License Agreement (the “CCP Sub-License”), dated April 12, 2019, by and between Castle Creek Pharmaceuticals, LLC, a Delaware limited liability company (“CCP”) and the Company; provided that: (a) payment by Parent of the Payments Advance is contingent upon (i) receipt of all consents required by the terms of any of the Company’s material agreements, including the Company’s Convertible Promissory Notes due September 7, 2026 and (ii) the Merger Agreement is in full force and effect on the date of the Payments Advance; and (b) if for any reason the Closing does not occur and the Merger Agreement is terminated, the amount of such Payments Advance will be offset against the future payment obligations of CCP under the CCP Sub-License.
2.    No Conflicts. The execution, delivery and performance of this letter agreement by the Company, do not and will not (i) violate any laws (including securities laws) applicable to the Company, or (ii) subject to receipt of all consents required by the terms of any of the Company’s material agreements, including the Company’s Convertible Promissory Notes due September 7, 2026, result in a material breach or default (or event which with the giving of note or lapse of time, or both, would result in a default) under, or violate or conflict with, any of the organizational documents or any contract, agreement or obligation of the Company, or under any order, writ, judgment, injunction, decree, determination or award of any governmental entity, in each case applicable to the Company or the Company’s properties.
3.    Governing Law. This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.
4.    Miscellaneous. This letter agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. This letter agreement supplements the Merger Agreement, and in the event of a conflict between the provisions of this letter agreement and the Merger Agreement, the provisions of this letter agreement shall control. Notwithstanding anything to the contrary contained in the Merger Agreement or this letter agreement, this letter agreement shall be deemed executed contemporaneously with the Merger Agreement and will survive any amendment or restatement of the Merger Agreement.  Section 19.6 and Section 19.7 of the CCP Sub-License are incorporated herein by reference mutatis mutandis.

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If the foregoing meets with your approval, kindly countersign this letter agreement below to indicate your acceptance and agreement to its terms.

Very truly yours, FIBROCELL SCIENCE, INC.
By: /s/ John Maslowski Name: John Maslowski Title: President and Chief Executive Officer

Agreed and accepted
as of the date first above written:

CASTLE CREEK PHARMACEUTICAL HOLDINGS, INC.

By:	/s/ Greg Wujek Name: Greg Wujek Title: Chief Executive Officer
CASTLE CREEK PHARMACEUTICALS, LLC

By:	/s/ Greg Wujek Name: Greg Wujek Title: Chief Executive Officer

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